Exhibit 15.2

[Letterhead of Fangda Partners]

April 23, 2014

E-House (China) Holdings Limited

Qiushi Building, 11/F

383 Guangyan Road, Zhabei District

Shanghai 200072

People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under “Item 4. Information on the Company—B. Business Overview—Regulation” in E-House (China) Holdings Limited’s Annual Report on Form 20-F for the year ended December 31, 2013, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2013.

Yours faithfully,

/s/ Fangda Partners
Fangda Partners